Exhibit 10.6

PARIS BASIN PURCHASE AND SALE AGREEMENT

BY AND AMONG

HESS OIL FRANCE

ZAZA ENERGY FRANCE

ZAZA INTERNATIONAL HOLDING LLC

AND

ZAZA FRANCE S.A.S.

EXECUTION DATE: JULY 25, 2012

EFFECTIVE TIME: JUNE 1, 2012

i

APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A-1	-	Paris Basin Permits
Exhibit A-2	-	Paris Basin Contracts
Exhibit B-1	-	Forms of Paris Basin Transfer Documents (demandes de mutation and convention de mutations)
Exhibit B-2	-	Form of Government Notification
Exhibit C	-	Form of Paris Basin ORRI Agreement
Exhibit D-1	-	Form of Officer’s Certificate (Hess)
Exhibit D-2	-	Form of Officer’s Certificate (ZaZa)
Exhibit E	-	Intentionally Omitted
Exhibit F	-	Form of Termination and Mutual Release (Paris Basin Assets)
Exhibit G	-	Form of Amended and Restated Investment Agreement
Exhibit H	-	Form of Delegation of Authority
Exhibit I	-	Form of SEP Assignment Agreement (avenant)
Exhibit J	-	Arbitration Provisions
Exhibit K	-	Certain Covenants
Exhibit L	-	Assignment Agreements
Exhibit M	-	Esternay Prospective Permit Area

SCHEDULES:

Schedule 1A	-	Paris Basin Existing Agreements
Schedule 5.6	-	Litigation (ZaZa)
Schedule 5.7	-	Taxes (ZaZa)
Schedule 5.8	-	Contracts (ZaZa)
Schedule 5.10	-	Consents (ZaZa)
Schedule 5.13	-	Interests in Paris Basin Permits
Schedule 6.6	-	Litigation (Hess)

PARIS BASIN PURCHASE AND SALE AGREEMENT

This Paris Basin Purchase and Sale Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of July 25, 2012 (the “Execution Date”), by and among Hess Oil France, a société par actions simplifiée existing under the Laws of France (“Hess France”), ZaZa Energy France (formerly known as Toreador Energy France), a société par actions simplifiée existing under the Laws of France (“ZEF”), ZaZa France S.A.S., a société par actions simplifiée existing under the Laws of France (“ZaZa France”) and ZaZa International Holding LLC, a Hungarian limited liability company (“ZaZa”). Hess France, ZaZa France, ZaZa and ZEF are sometimes referred to herein as the “Parties” and each, a “Party”.

RECITALS:

WHEREAS, Hess France and ZEF are parties to the Investment Agreement dated May 10, 2010 (as amended, including by the Second Amendment Agreement of even date herewith, the “Investment Agreement”), together with any participation agreements, operating agreements or other agreements between Hess France or its Affiliates, on the one hand, and ZEF or its Affiliates, on the other hand, with respect to oil and gas properties and/or operations in France, including, without limitation, those agreements listed in Schedule 1A hereto, collectively the “Paris Basin Existing Agreements”.

WHEREAS, the Parties have agreed to terminate their business relationship and, in connection therewith, to transfer the Paris Basin Assets to Hess France in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1         Defined Terms.  In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2         References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article,

Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached hereto and shall be considered part of this Agreement for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Where an equivalent French term is used in italics following an English term, the meaning of the French term shall prevail.

ARTICLE 2

PURCHASE AND SALE

Section 2.1         Purchase and Sale of Paris Basin Assets.  In consideration of (a) the receipt by ZEF of the Paris Basin ORRI, (b) the assumption by Hess France of the Paris Basin Assumed Obligations and (c) the payment of an amount of cash in the amount $1.00 (One Dollar), increased by applicable VAT at the current rate of 19.6% (the “Purchase Price”), ZEF agrees to sell to Hess France, and Hess France agrees to purchase and acquire from ZEF, the Paris Basin Assets upon the terms and subject to the conditions set forth in this Agreement.

Section 2.2         Overriding Royalty Interests.  At Closing, following the transfer of the Paris Basin Assets by ZEF to Hess France, ZEF shall have the right, pursuant to the terms and conditions of the Paris Basin ORRI Agreement, to the Paris Basin ORRI (as more fully described in the Paris Basin ORRI Agreement).

Section 2.3         Effective Time; Proration of Costs and Revenues Attributable to the Paris Basin Assets.

(a)                Subject to the other terms and conditions of this Agreement, (i) possession and ownership of the Paris Basin Assets shall be transferred from ZEF to Hess France at Closing, (ii) provided that certain financial benefits and (subject to the remedies of a Party for any breach of a representation, warranty or covenant herein by another Party) burdens of such assets shall be transferred effective as of the Effective Time, as described below; and (iii) legal title as a Titleholder shall, unless otherwise directed by Hess France, be transferred in accordance with Article 7.

(b)                Subject to the occurrence of Closing (i) Hess France shall be entitled to all production of Hydrocarbons on or after the Effective Time from or attributable to the Paris Basin Assets (and all products and proceeds attributable thereto), and to all other rights, benefits, income, proceeds, receipts and credits accrued on or after the Effective Time with respect to such assets, (ii) subject to the election by Hess France or ZEF pursuant to Section

3.1(b)(ii), Hess France shall be responsible to pay to ZEF the amounts, if any, that become due in respect of the Paris Basin ORRI from and after the Effective Time, and (iii) subject to Hess France’s remedies for a breach of any representation, warranty or covenant herein by ZEF relating to any such Property Costs (including the covenants set forth in Section 7.9), Hess France shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to, on or after the Effective Time.

(c)                Subject to the occurrence of Closing (i) ZEF shall be entitled to all production of Hydrocarbons prior to the Effective Time from or attributable to the Paris Basin Assets (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits accrued prior to the Effective Time with respect to such assets, (ii) subject to the election by Hess France or ZEF pursuant to Section 3.1(b)(ii), ZEF shall be entitled to the payment of amounts, if any, that become due in respect of the Paris Basin ORRI on and after the Effective Time, and (iii) except with respect to ZEF’s liability in the event of any breach of any representation, warranty or covenant herein by ZEF relating to any such Property Costs (including the covenants set forth in Section 7.9), ZEF shall no longer be responsible for (or entitled to any refunds with respect to) all Property Costs incurred prior to, on or after the Effective Time.

(d)                Should any Party receive after Closing any proceeds or other income to which the other Party is entitled under this Section 2.3, then such receiving Party shall fully disclose, account for and promptly remit the same to such other Party.

(e)                Should any Party pay after Closing, any Property Costs for which the other Party is responsible under this Section 2.3, then the responsible Party shall reimburse the paying Party promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.

ARTICLE 3
ADJUSTMENTS

Section 3.1         Adjustments.  All adjustments to the True-up Payment below shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP, and (y) without duplication (in this Agreement or otherwise). Without limiting the foregoing, the True-up Payment shall be adjusted as follows, with the resulting amount (after taking such adjustments into account) being referred to as the “Adjusted True-up Payment”:

(a)                The True-up Payment shall be adjusted upward by the following amounts (without duplication):

(i)        an amount equal to all Property Costs attributable to the ownership and operation of the Paris Basin Assets that are paid or advanced by ZEF or by an Affiliate on behalf of ZEF prior to Closing to the extent related to any period or action or operation occurring on or after the Effective Time, but excluding any amounts previously reimbursed by Hess France to ZEF pursuant to Section 2.3(e) and excluding, for the avoidance of doubt, (A) any amounts that Hess France pays on behalf of ZEF pursuant to the terms of the Investment Agreement and (B) any amount paid by ZEF pursuant to Section 7.9;

(ii)       an amount equal to, to the extent that such amounts have been received by Hess France and not remitted or paid to ZEF, (A) all proceeds from the production of Hydrocarbons from or attributable to the Paris Basin Assets prior to the Effective Time, and (B) any other proceeds and similar amounts to which ZEF is entitled pursuant to Section 2.3 (c) with respect to such assets (provided that, with respect to proceeds attributable to the Paris Basin ORRI from and after the Effective Time, no adjustment shall be made under this Section 3.1(a)(ii) with respect to such proceeds if Hess France or ZEF makes the election pursuant to Section 3.1(b)(ii) below); and

(iii)      any other amount expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the True-up Payment.

(b)                The True-up Payment shall be adjusted downward by the following amounts (without duplication):

(i)        an amount equal to, to the extent that such amounts have been received by ZEF and not remitted or paid to Hess France, (A) all proceeds from the production of Hydrocarbons from or attributable to the Paris Basin Assets on or after the Effective Time (net of Taxes, royalties, concession fees and other burdens on production payable by ZEF out of such proceeds), and (B) any other proceeds and similar amounts to which Hess France is entitled pursuant to Section 2.3 (b) with respect to such assets;

(ii)       all amounts paid to ZEF pursuant to Section 8 of the Investment Agreement; provided that either ZEF or Hess France can elect (by written notice to the other) that this adjustment be recovered by Hess France through the retention by Hess France of payments due in respect of the Paris Basin ORRI from and after the Effective Time until the aggregate of such amounts paid to ZEF pursuant to Section 8 of the Investment Agreement are fully recovered by Hess France by the retention of such Paris Basin ORRI payments; and

(iii)      any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the True-up Payment.

(c)                For the avoidance of doubt, the provisions of Section 12.1 below shall apply, if relevant, to any payments made under this Section 3.1.

ARTICLE 4
CASUALTIES

Section 4.1         Casualty or Condemnation Loss.  If, after the Execution Date but prior to the Closing Date, any portion of the Paris Basin Assets is damaged, destroyed or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), then the Party with

Knowledge of such Casualty Loss shall promptly notify the other Party. The Parties shall proceed to Closing, notwithstanding such Casualty Loss, and Hess France shall accept such assets affected by the Casualty Loss without any adjustment for a diminution in value on account of such Casualty Loss and ZEF shall pay and assign to Hess France all amounts and sums paid or payable to ZEF (or its respective Affiliates) by Third Parties or insurers by reason of the Casualty Loss, net of any Taxes and other reasonable costs incurred by ZEF with regard to the collection or receipt of such amounts and funds). ZEF shall use its Reasonable Efforts to collect all amounts and sums payable to it by Third Parties or insurers as to any Casualty Loss affecting the Paris Basin Assets; provided that ZEF shall be required to expend monies if Hess France reimburses it with respect to such monies at or prior to such expenditure by ZEF.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE ZAZA PARTIES

Each ZaZa Party, jointly and severally, represents and warrants to Hess France the following as of the Execution Date:

Section 5.1         Existence and Qualification.  Each of ZEF and ZaZa France is a société par actions simplifiée, duly incorporated, validly existing under the Laws of France. ZaZa is a Hungarian limited liability company validly existing under the Laws of Hungary.

Section 5.2         Power.  Each ZaZa Party has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.3         Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by any ZaZa Party at Pre-Closing and/or Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of each ZaZa Party. This Agreement has been duly executed and delivered by each ZaZa Party (and all documents required hereunder to be executed and delivered by any ZaZa Party at Pre-Closing and/or Closing will be duly executed and delivered by such ZaZa Party) and this Agreement constitutes, and at Pre-Closing or Closing (as applicable, depending on when delivered pursuant hereto) such documents will constitute, the valid and binding obligations of each ZaZa Party that is a party thereto, enforceable in accordance with their terms.

Section 5.4         No Conflicts.  Assuming the receipt of the consents and approvals necessary to transfer any of the Paris Basin Assets, the execution, delivery and performance of this Agreement by each ZaZa Party, and the transactions contemplated by this Agreement, will not (a) violate any provision of its articles of association (status) or other organizational or governing documents of any ZaZa Party, (b) result in default (with due notice or lapse of time or both) in any material respect or in the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which any ZaZa Party is a party or which affects the Paris Basin Assets, (c) violate, in any material respect, any judgment, order, ruling or decree applicable to any ZaZa Party as a party in interest or (d) violate, in any material respect, any Laws applicable to any ZaZa Party or any of such assets.

Section 5.5         Liability for Brokers’ Fees.  Neither Hess France nor any of its Affiliates shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of any ZaZa Party or any of their Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.6         Litigation.  Except as set forth in Schedule 5.6, there are no claims, actions, suits or proceedings pending, or, to the Knowledge of any ZaZa Party, threatened in writing, before any Governmental Authority or arbitrator (a) with respect to the Paris Basin Assets or (b) that would materially impair any ZaZa Party’s ability to perform its obligations under this Agreement or the documents required to be executed and delivered by any ZaZa Party pursuant to the terms of this Agreement.

Section 5.7         Taxes and Assessments.  Except as disclosed on Schedule 5.7:

(a)                ZEF has complied and complies in all respects with its tax obligations in relation to the sociétés en participation set up together with Hess France as defined by Section 11.1 (a) and (b) of the Investment Agreement.

(b)                There are no Tax liabilities of any ZaZa Party that could result in liability to Hess France as a transferee or successor or otherwise attach to the Paris Basin Assets.

Section 5.8         Contracts.

(a)                Schedule 5.8  sets forth all of the material Paris Basin Contracts other than the Paris Basin Existing Agreements and the Paris Basin Contracts entered into by Hess France in its capacity as operator of the Paris Basin Assets.

(b)                The ZaZa Parties are not in material default, and the ZaZa Parties have not received any written notice of default and, to the Knowledge of the ZaZa Parties, no claim of default has been threatened, (in each case) under any Paris Basin Contract or any Paris Basin Permit.

(c)                Other than this Agreement and the documents executed and delivered in connection herewith, there are no Paris Basin Contracts with any Affiliates of any ZaZa Party which will be binding on Hess France or the Paris Basin Assets on or after Closing. There are no hedges, swaps, derivatives contracts or other similar instruments entered into by any ZaZa Party that will be binding on such assets on or after Pre-Closing.

(d)                Except for those Contracts listed in Schedule 5.8, the Paris Basin Existing Agreements and those Contracts entered into by Hess France in its capacity as operator of the Paris Basin Assets, none of the Paris Basin Assets are subject to or burdened by (i) any Contract that can be reasonably expected to result in aggregate payments or receipts of revenue by any ZaZa Party of more than $25,000 during the current or any subsequent year, or (ii) any operating agreement, transportation and processing or similar contract or Hydrocarbon sales contract (in each case) that is not terminable without penalty on sixty (60) days’ or less notice. None of the Paris Basin Assets are subject to or burdened by any indenture, mortgage, loan, credit or sale-leaseback or similar contract entered into by a ZaZa Party or any of its Affiliates that will not be terminated at or prior to Pre-Closing.

(e)                The ZaZa Parties have provided to Hess France a true and correct copy of the appraisal dated July 21, 2012 of the Paris Basin Assets obtained by the ZaZa Parties or their Affiliates from Royal Bank of Canada (the “Appraisal”).  The ZaZa Parties are not prohibited from disclosing the Appraisal to any Person in connection with discussions regarding the tax treatment, structure or strategy of any Party relating to the transactions contemplated hereby.

Section 5.9         Payments for Production.  No ZaZa Party is obligated to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Paris Basin Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 5.10       Consents and Preferential Purchase Rights.  None of the Paris Basin Assets are subject to any preferential rights to purchase or, except as disclosed on Schedule 5.10, required Third Party consents to assignment (in each case) that are applicable to the transactions contemplated by this Agreement (except the governmental approvals that are customarily obtained after Closing). The ZaZa Lenders have consented to the ZaZa Parties entering into this Agreement and consummating the transactions contemplated hereby and no further consent of such Persons is required.

Section 5.11       Liens.  Except for the Permitted Encumbrances, the Paris Basin Assets are free and clear of all liens, claims, security interests (suretés), mortgages, charges and encumbrances created by, through or under ZEF or any of its Affiliates.

Section 5.12       ZaZa France’s Interests in ZEF.  Except as may be provided for under this Agreement, all of ZaZa France’s shares or other equity interests in ZEF are free and clear of all liens, claims, security interests (nantissements). mortgages, charges, and encumbrances.

Section 5.13       Title to Paris Basin Assets.  ZEF is the sole legal and beneficial owner of the Paris Basin Assets other than the Paris Basin Permits, and ZEF is the sole legal and beneficial holder of the title interests and contractual interests set out in Schedule 5.13 with respect to the Paris Basin Permits. ZEF has not assigned any interest in any Paris Basin Permit except for assignments of interests to Hess France previously, and, following fulfillment of the conditions in Article 8, ZEF will have the right to transfer and assign full legal and beneficial ownership of the Paris Basin Assets to Hess France. No Affiliate or any related party of ZEF or any other Person claiming by, through or under ZEF owns any interest in any of the Paris Basin Assets.

Section 5.14       Payments.  Except for Third Party invoices relating to expenses with respect to the Paris Basin Assets that (i) Hess France incurred in its capacity as operator of such assets or (ii) relate to the abandonment of wells in accordance with Section 7.9, all expenses and other payments due by ZEF under or with respect to the Paris Basin Assets have been or will be duly and timely paid in all material respects prior to Pre-Closing in accordance with the tarms of the applicable governing instrument, including under the Paris Basin Permits and existing applications and topfiles for new permits. Except for expenses incurred by Hess France in its capacity as operator of the Paris Basin Assets, there are no expenses or other payments exceeding $100,000 to any Third Party in the aggregate (whether in one or more invoices or otherwise) that are due by any ZaZa Party or an Affiliate of a ZaZa Party under or with respect to the Paris Basin Assets.

Section 5.15       Accounts Payable.  ZEF has, prior to June 8, 2012, invoiced Hess France for all accounts payable by such Party to ZEF under the Paris Basin Existing Agreements, regardless of whether incurred, accrued or otherwise attributable to any period prior to or after the Effective Time.

Section 5.16       No Violation of Laws.  Except as caused by the actions or inactions of Hess France or any Third Party (in each case) in its capacity as operator of the Paris Basin Assets, ZEF is not in violation of any applicable Laws with respect to such assets in any material respect. To the ZaZa Parties’ Knowledge, no Third Party operator other than Hess France is currently acting as operator with respect to the Paris Basin Assets. Except for the Wells described in Section 7.9, there are no Wells located upon the Permits.

Section 5.17       Independent Evaluation.

(a)                ZEF is knowledgeable with respect to the oil and gas business and the usual and customary practices of oil and gas producers, including those in the areas where the Paris Basin Assets are located.

(b)                In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, each ZaZa Party has relied solely on the basis of its own independent due diligence investigation and the terms and conditions of this Agreement.

Section 5.18       Solvency/Bankruptcy.  Each ZaZa Party-is Solvent. There are no bankruptcy, insolvency, reorganization, receivership or similar insolvency or pre-insolvency proceedings (and in particular any mandat ad hoc, conciliation, sauvegarde, sauvegarde financiéré accélérée, redressement judiciaire, liquidation judiciaire) pending, being contemplated by or, to the Knowledge of the ZaZa Parties, threatened against any ZaZa Party.

Section 5.19       Capability.  Each ZaZa Party has the financial, technical and other capability to consummate the transactions contemplated hereunder and to discharge the liabilities and perform the other obligations that it has assumed pursuant to this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF HESS FRANCE

Hess France represents and warrants to each ZaZa Party the following as of the Execution Date:

Section 6.1         Existence and Qualification.  Hess France is a société par actions simplifiée, duly incorporated, validly existing under the Laws of France.

Section 6.2         Power. Hess France has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3         Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Hess France at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of Hess France. This Agreement has been duly executed and delivered by Hess France (and all documents required hereunder to be executed and delivered by Hess France at Pre-Closing and Closing will be duly executed and delivered by Hess France) and this Agreement constitutes, and at Pre-Closing or Closing (as applicable depending on when delivered pursuant hereto) such documents will constitute, the valid and binding obligations of Hess France, enforceable in accordance with their terms.

Section 6.4         No Conflicts.  Assuming the receipt of the consents and approvals necessary for the transfer any of the Paris Basin Assets, the execution, delivery and performance of this Agreement by Hess France, and the transactions contemplated by this Agreement, will not (a) violate any provision of the articles of association (status) or other organizational or governing documents of Hess France, (b) result in default (with due notice or lapse of time or both) in any material respect or in the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Hess France is a party, (c) violate, in any material respect, any judgment, order, ruling or decree applicable to Hess France as a party in interest, or (d) violate, in any material respect, any Laws applicable to Hess France.

Section 6.5         Liability for Brokers’ Fees.  No ZaZa Party nor any of its Affiliates shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of Hess France or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6         Litigation.  Except as set forth in Schedule 6.6, to the Knowledge of Hess France, there are no claims, actions, suits or proceedings pending, or threatened in writing, before any Governmental Authority or arbitrator that would materially impair Hess France’s ability to perform its obligations under this Agreement or the documents required to be executed and delivered by Hess France pursuant to the terms of this Agreement.

Section 6.7         Independent Evaluation.

(a)                Hess France is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Paris Basin Assets are located.

(b)                Hess France is a party capable of making such investigation, inspection, review and evaluation of the Paris Basin Assets as a prudent investor would deem appropriate under the circumstances, including with respect to all matters relating to such assets, their value, operation and suitability.

(c)                In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Hess France has relied solely on the basis of its own independent due diligence investigation of the assets it will acquire under this Agreement and the terms and conditions of this Agreement.

Section 6.8         Bankruptcy.  There are no bankruptcy, insolvency, reorganization, receivership or similar insolvency or pre-insolvency proceedings (and in particular any mandat ad hoc, conciliation, sauvegarde, sauvegarde financière accélérée, redressement judiciaire, liquidation judiciaire) pending, being contemplated by or, to the Knowledge of Hess France, threatened against Hess France.

Section 6.9         Capability.  Hess France has the financial, technical and other capability to consummate the transactions contemplated hereunder and to discharge the liabilities and perform the other obligations that it has assumed pursuant to this Agreement.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1         Consents.  Promptly after the Execution Date, and except for the approvals described in Section 7.2 below:

(a)                ZEF shall seek waivers of any pre-emption rights held by Third Parties in respect of the Paris Basin Assets. If any such Third Party exercises its right of pre-emption, then the corresponding Paris Basin Asset shall not be transferred at Closing to the extent of such pre-emption right and

(b)                Hess France and ZEF shall prepare and send notices in respect of any Third Party consents to assignments requesting consents to the assignment of the Paris Basin Assets and any other assets to be transferred to Hess France. Hess France and ZEF shall use Reasonable Efforts to cause such consents to assignment to be obtained and delivered prior to Closing, or as soon as practicable if such consents are usually obtained after Closing. Hess France and ZEF shall reasonably cooperate with each other in seeking to obtain such consents to assignment.

Section 7.2         Approvals.

(a)                French Governmental Approvals. As soon as practicable following the date hereof and in any event on or before August 1, 2012, ZEF and Hess France shall jointly submit the Government Notification seeking French Governmental Approval in respect of each of the Paris Basin Permits referred to therein (the “Existing Paris Basin Permits”). Hess France and ZEF shall cooperate with each other to submit to the relevant Governmental Authority all documentation as may be required in order to seek French Governmental Approval, including (if required by the applicable Governmental Authority) a copy of this Agreement (or a French translation or French summary thereof prepared by Hess France at its sole cost and reasonably satisfactory to ZEF). In the event that Government Approval is not obtained, Hess France and ZEF may, at Hess France’s or ZEF’s discretion, re-submit a request for Government Approval executed by both Hess France and ZEF, which re-submission shall be made only at such time as is determined solely by Hess France, and Hess France and ZEF shall cooperate with each other to submit to the relevant Government Authority all documentation as may be required in respect of such re-application.

(b)                Grant of Title to Existing Paris Basin Permits.  On the Pre-Closing Date, Hess France and ZEF shall execute the Paris Basin Transfer Documents. Upon obtaining Governmental Approval and after the occurrence of the Closing, Hess France shall submit within any time period required by Law at a date chosen at Hess France’s sole discretion (and, in the case of Existing Paris Basin Permits held jointly with one or more Third Parties, use Reasonable Efforts to cause such Third Parties to execute and submit) to the relevant Governmental Authority the Paris Basin Transfer Documents. When Hess France so chooses after Closing, ZEF shall submit to the relevant Governmental Authority any other supporting documentation available to ZEF or in its or its Affiliates’ possession as may be required by such Governmental Authority in order for Hess France to become a Titleholder (to the extent that it is not already) and for ZEF to be removed as a Titleholder in respect of each of the Existing Paris Basin Permits, and ZEF shall comply with all reasonable instructions of Hess France to undertake any further actions that may be required to achieve the foregoing, including in relation to commencing or continuing any litigation or administrative proceedings of whatever nature. The grant of legal title shall be effective on the date of publication of the grant or amendment of such title in the Journal Officiel de la République Française, pursuant to which Hess France is named as Titleholder and ZEF is removed as Titleholder, provided Hess France shall be responsible for and fully reimburse ZEF for all reasonable out of pocket Third Party costs and expenses incurred by ZEF in undertaking any such further actions; provided that for the purposes of determining the foregoing reimbursable Third Party expenses, such expenses must be pre-approved in writing by Hess France and such expenses shall not include any expenses payable by ZEF or its Affiliates to any Person in which an officer or employee of ZEF or any of its Affiliates has an equity or other interest.

(c)                Pending Paris Basin Permits.  Following Closing, Hess France may, at its sole discretion, choose (wherever possible) to seek to amend any pending applications for Paris Basin Permits (the “Pending Paris Basin Permits”) to remove ZEF as a co-applicant. If Hess France so chooses, Hess France and ZEF shall submit (and, in the case of Pending Paris Basin Permits applications jointly applied for with Third Parties, shall use Reasonable Efforts to cause such Third Parties to execute and submit) amendments to such Pending Paris Basin Permits to the relevant Governmental Authority and ZEF shall, on Hess France’s reasonable instructions (given to ZEF with reasonable prior notice), submit to the relevant Governmental Authority any other supporting documentation available to ZEF or in its or its Affiliates’ possession as may be required by such Governmental Authority to effect such amendment. In the event that any Pending Paris Basin Permit is not so amended, promptly following the grant of any Pending Paris Basin Permit by the relevant Governmental Authority, ZEF shall cooperate with Hess France to jointly submit an application to the relevant French Governmental Authority seeking French Governmental Approval in respect of such Pending Paris Basin Permit. ZEF shall, on Hess France’s reasonable instructions (given to ZEF with reasonable prior notice), submit to the relevant Governmental Authority any other supporting documentation available to ZEF or in its or its Affiliates’ possession as may be required in order to seek French Governmental Approval, including a copy of this Agreement (or a French translation or French summary thereof prepared by Hess France at its sole cost and reasonably satisfactory to ZEF). Promptly upon the granting of Governmental Approval in respect of such a Pending Paris Basin Permit, Hess France and ZEF shall execute and submit to the relevant Governmental Authority a demande de mutation (including a convention de mutation) for ZEF to be removed as a Titleholder and, if applicable, for Hess France to become a Titleholder, and ZEF shall comply with all reasonable instructions of Hess France to undertake any further actions that may be required to achieve the foregoing, provided Hess France shall, without limiting the obligations of Hess France under this Agreement, be responsible for and fully reimburse ZEF for all reasonable out of pocket Third Party costs and expenses incurred by ZEF in undertaking any such further actions; provided that for the purposes of determining the foregoing reimbursable Third Party expenses, such expenses must be pre-approved in writing by Hess France and such expenses shall not include any expenses payable by ZEF or its Affiliates to any Person in which an officer or employee of ZEF or any of its Affiliates has an equity or other interest.

Section 7.3         Public Announcements; Confidentiality.

(a)                No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other non-Affiliated Parties, such consent not to be unreasonably withheld, conditioned or delayed (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliate or (iii) that such Party has given the other non-Affiliated Parties a reasonable opportunity to review such disclosure prior to its release and such Party has used its Reasonable Efforts to consult with such other Parties requesting the contents of such release or announcement. In the case of the disclosures described under subsections (i) and (ii) of this Section 7.3(a), each Party shall use its Reasonable Efforts to consult with the other non-Affiliates Parties regarding the contents of any such release or announcement prior to making such release or announcement.

(b)                The Parties shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential except for disclosures to Representatives of the Parties and any disclosures required to perform this Agreement (collectively, the “Confidentiality Restrictions”). The Confidentiality Restrictions shall not restrict: (i) disclosures to prospective bona fide purchasers of any of the assets subject to this Agreement which agree to maintain the confidentiality of all information disclosed, upon terms at least as stringent as those contained herein; (ii) disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Party or their respective Affiliates, or (iii) disclosures of the Appraisal, including as may be necessary in connection with obtaining any necessary consent or approval from Governmental Authorities for the transfer of the Paris Basin Assets, provided that in the case of such disclosures, each Party shall use its Reasonable Efforts to consult with the other non-Affiliated Parties regarding the contents of any such disclosure prior to making such disclosure, and provided further that no Party shall be prohibited from further disclosures of information that is already public (through no breach of any confidentiality obligation by the disclosing Party).

Section 7.4         Operation of Business.

(a)                Except as expressly provided otherwise in this Agreement, or as is otherwise approved by Hess France, from the Execution Date until the Closing Date, with respect to the Paris Basin Assets, the ZaZa Parties will cause ZEF to, and ZEF will:

(i)        conduct its business related to the Paris Basin Assets in the ordinary course consistent with ZEF’s recent practices and in accordance in all material respects with applicable Laws and (except as expressly provided otherwise herein) existing Contracts, including the Investment Agreement;

(ii)       not make or agree to make capital expenditures, except (i) prior to the date that is 90 days following the Pre-Closing Date, in order to plug and abandon Wells as set forth in Section 7.9, or (ii) following the Pre-Closing Date, as required pursuant to the Investment Agreement;

(iii)      not terminate, amend or execute any Contracts included in connection with the Paris Basin Assets or agree to do any of the foregoing;

(iv)     not terminate, amend or modify any of the Paris Basin Permits or agree to do any of the foregoing;

(v)      maintain insurance coverage on the Paris Basin Assets in the amounts and of the types presently in force, including all risks property damage insurance for any relevant physical assets and Operator’s Extra Expense insurance for any Well other than any permanently plugged and abandoned Well;

(vi)     not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Paris Basin Assets or agree to do any of the foregoing;

(vii)    not, without the prior written consent of Hess France, terminate or amend (i) any applications for Paris Basin Permits which remain pending, or (ii) any existing applications or legal proceedings in connection with any of the Paris Basin Permits (including any previous title applications in connection with the Investment Agreement), or agree to do any of the foregoing; and

(viii)   cooperate with Hess France in respect of any litigation or administrative proceedings of whatever nature relating to the Paris Basin Assets, including the Paris Basin Permits; provided that Hess France shall be responsible for and fully reimburse ZEF for all out of pocket costs and expenses incurred by ZEF to non-Affiliated Third Parties in connection with providing its cooperation;

it being specified that if Hess France fails to respond within 30 days following delivery by ZEF of a written request for approval or consent with respect to any such proposed action or expenditure in accordance with this Section 7.4(a), then Hess France shall be deemed to have agreed with ZEF’s election or other determination with respect thereto.

(b)                Subject to the provisions of Section 7.6(a), the Parties agree that the Investment Agreement shall continue to apply from the Execution Date until the Closing Date, provided that if, following the Pre-Closing Date, Closing does not occur within 120 days following the Parties’ receipt from the applicable Governmental Authorities notifying such Party(ies) of the receipt by such Governmental Authority(ies) of the Government Notification, then, to the extent of any inconsistency, sub-Sections (i), (ii), (iii) and (iv) above shall be subject to any requirements or obligations on ZEF under the Investment Agreement.

(c)                No ZaZa Party shall (i) submit an application (either solely or jointly) or (ii) otherwise acquire a permit, working interest or other contractual right of any sort (including pursuant to a farm-in agreement), within the Esternay Prospective Permit Area.

Section 7.5         Existing Interests of ZEF in the Paris Basin Assets.  ZEF will not transfer, sell, encumber or otherwise dispose of any of its interests in the Paris Basin Assets except to Hess France.

Section 7.6         Certain Covenants.  The Parties agree to abide by the covenants contained in Exhibit K post-Closing; provided that with respect to the covenants in Sections 1, 2, 3, 4, 7, 8 and 9 of Exhibit K, the ZaZa Parties agree to abide by such covenants both pre- and post-Closing.

Section 7.7         Certain Other Covenants.  For any period that ZEF remains the Titleholder in respect of any Paris Basin Permits prior to Governmental Approval, Hess France shall use its Reasonable Efforts to assist ZEF in any appeals or challenges filed at the sole discretion of Hess France against the relevant Governmental Authority with respect to the existence, ownership or operation of the Paris Basin Permits.

Section 7.8         Outstanding Accounts Payable and Third Party Invoices.

(a)                Outstanding Accounts Payable Between the Parties.  With respect to any amounts or accounts payable or allegedly payable by either Hess France or ZEF to the other under the Paris Basin Existing Agreements, whether or not invoiced by any such Party and regardless of when invoiced, incurred or accrued and whether attributable to any period prior to, on or after the Effective Time (collectively “Outstanding Accounts Payable”), subject to the occurrence of Closing and except for the remedies that any Party may have on account of a breach of any representation, warranty or covenant hereunder, neither ZEF, on the one hand, nor Hess France, on the other hand, shall have any obligation to pay any such Outstanding Accounts Payable to the other prior to the Closing and, upon Closing, each of Hess France and ZEF shall release the other with respect to all such Outstanding Accounts Payable pursuant to the terms of the Termination and Mutual Release.

(b)                Third Party Invoices.  Subject to Section 7.9, from and after the Execution Date up to the Closing, the Parties shall bear their share of all Third Party invoices pursuant to the terms of the Paris Basin Existing Agreements. Subject to Section 7.9, upon Closing, the provisions of Sections 2.3 and 3.1 shall be applicable.

Section 7.9         Abandonment of Wells.  From and after the date hereof, ZEF shall undertake to plug and abandon the Ischy Well on the Aufferville Permit and the La Garenne Well on the Rigny le Ferron Permit in accordance with all applicable Laws. If, on or prior to the date that is 90 days following the Pre-Closing Date, the procés verbaux, as provided by the regulations in force including article 163-9 of the code minier (an “Abandonment Approval”) has not been obtained for both of such Wells, then Hess France shall be responsible for the plugging and abandonment of such Wells in accordance with applicable Laws, and ZEF shall reimburse Hess France, within 30 days following its receipt of an invoice therefor, for all actual Third Party costs incurred by Hess France in plugging and abandoning such Wells in order to receive the Abandonment Approval for each such Well; provided, however, in no event shall ZEF be required to reimburse Hess France pursuant to this Section 7.9, for costs exceeding in the aggregate $500,000 for each such Well. Each invoice supplied by Hess France to ZEF shall include reasonable documentation evidencing such Third Party costs incurred by Hess France in completing the plugging and abandonment of such Wells.

Section 7.10       Further Assurances.  After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Parties for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 8
CONDITIONS TO PRE-CLOSING AND CLOSING

Section 8.1         Hess France’ Conditions to Pre-Closing and Closing.  The obligations of Hess France to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction (or waiver by Hess France), of each of the following conditions precedent:

(a)                Performance.  The ZaZa Parties shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by such Parties under this Agreement prior to or on the Pre-Closing Date (to the extent required to be performed on or prior to such date) and prior to or on the Closing Date.

(b)                No Action.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator.

(c)                Governmental Approval.  The receipt of Governmental Approval in respect of all of the Existing Paris Basin Permits.

(d)                Texas DOA.  The closing of the transactions under the Texas DOA shall have occurred prior to or on the Pre-Closing Date.

The obligations of Hess France to execute and deliver the Pre-Closing Documents as contemplated by Section 9.2(a) on the Pre-Closing Date are subject to the satisfaction (or waiver by Hess France), of the conditions precedent set forth in Sections 8.1(a), 8.1(b) and 8.1(d) above prior to or on the Pre-Closing Date and (ii) the following condition precedent: the representations and warranties of the ZaZa Parties set forth in Article 5 shall be true and correct in all material respects as of the Execution Date and (without regard to the reference to the Execution Date in the first sentence of such Article) as of the Pre-Closing Date as though made on and as of such dates.

Section 8.2         The ZaZa Parties’ Conditions to Closing.  The obligations of the ZaZa Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the ZaZa Parties), on or prior to Closing, of each of the following conditions precedent:

(a)                Performance.  Hess France shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

(b)                No Action.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator.

(c)                Governmental Approval.  The receipt of Governmental Approval in respect of all of the Existing Paris Basin Permits.

(d)                Texas DOA.  The closing of the transactions under the Texas DOA shall have occurred prior to or on the Pre-Closing Date.

The obligations of the ZaZa Parties to execute and deliver the Pre-Closing Documents as contemplated by Section 9.3(a) on the Pre-Closing Date are subject to the satisfaction (or waiver by the ZaZa Parties), of the (i) conditions precedent set forth in Sections 8.2(a), 8.2(b) and 8.2(d) above and (ii) the following condition precedent: the representations and warranties of Hess France set forth in Article 6 shall be true and correct in all material respects as of the Execution Date and (without regard to the reference to the Execution Date in the first sentence of such Article) as of the Pre-Closing Date as though made on and as of such dates.

ARTICLE 9
PRE-CLOSING AND CLOSING

Section 9.1         Time and Place of Pre-Closing and Closing.

(a)                Pre-Closing.  The execution of the Pre-Closing Documents shall, unless otherwise agreed to in writing by ZEF and Hess France, take place at the offices of Latham &

Watkins, located at 811 Main Street, Suite 3700, Houston, Texas 77002, at 10:00 a.m., Central Time, on the Pre-Closing Date.

(b)                Closing.  As set forth in inter alia Section 2.1, consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by ZEF and Hess France, take place at the offices of Latham & Watkins, located at 811 Main Street, Suite 3700, Houston, Texas 77002, at 10:00 a.m., Central Time, on the third Business Day following the satisfaction of the condition set forth in Section 8.1(d), subject to the rights of the Parties under Article 10. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2         Obligations of Hess France on the Pre-Closing Date and on Closing.

(a)                Pre-Closing.  On the Pre-Closing Date, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the ZaZa Parties of their obligations pursuant to Section 9.3(a), Hess France shall execute and deliver or cause to be delivered the Pre-Closing Documents in accordance with Section 9.1(a). The Paris Basin Transfer Documents shall be held and delivered in accordance with Section 7.2(b) hereof.

(b)                Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the ZaZa Parties of their obligations pursuant to Section 9.3(b), Hess France shall deliver or cause to be delivered to the ZaZa Parties the following:

(i)        If the Adjusted True-up Payment is a positive number, a wire transfer of the Adjusted True-up Payment plus the Purchase Price in immediately available funds to the accounts designated by ZEF in writing.

(ii)       Counterparts of the Paris Basin ORRI Agreement duly executed by Hess France.

(iii)      All other instruments, documents and other items reasonably necessary to adequately effectuate the terms of this Agreement, as may be reasonably requested by ZEF.

Section 9.3         Obligations of the ZaZa Parties on the Pre-Closing Date and on Closing.

(a)                Pre-Closing.  On the Pre-Closing Date, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Hess France of its obligations pursuant to Section 9.2(a), the ZaZa Parties shall execute and deliver or cause to be delivered the Pre-Closing Documents in accordance with Section 9.1(a). The Paris Basin Transfer Documents shall be held and delivered in accordance with Section 7.2(b) hereof.

(b)                Closing.  At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Hess France of its obligations pursuant to Section 9.2(b), the ZaZa Parties shall deliver or cause to be delivered to Hess France the following:

(i)        If the Adjusted True-up Payment is a negative number, a wire transfer of the absolute value of the Adjusted True-up Payment less the Purchase Price in immediately available funds to the accounts designated by Hess France in writing.

(ii)       Counterparts of the Paris Basin ORRI Agreement duly executed by ZEF.

(iii)      All Tax information and records relating to the Paris Basin Assets held by the ZaZa Parties or their Affiliates.

(iv)     All other instruments, documents and other items reasonably necessary to adequately effectuate the terms of this Agreement, as may be reasonably requested by Hess France.

Section 9.4         True-up Payment and Post-Closing Adjustments.

(a)                Not later than two Business Days prior to the Closing Date, Hess France shall prepare and deliver to ZEF, based upon the best information available to Hess France at such time, a preliminary settlement statement estimating the initial Adjusted True-up Payment after giving effect to all True-up Payment adjustments set forth in Section 3.1. The estimates delivered in accordance with this Section 9.4(a) shall constitute the amount used to determine the amounts to be paid at Closing pursuant to Sections 9.2(b)(i) and 9.3(b)(i).

(b)                As soon as reasonably practicable after the Closing but not later than the 120th day following the Closing Date, Hess France shall prepare and deliver to ZEF a statement setting forth the final calculation of the Adjusted True-up Payment and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items prior to, on and after the Effective Time. Hess France shall, at ZEF’s request, supply reasonable documentation available to support any credit, charge, receipt or other item. Hess France will give personnel, accountants and representatives of ZEF reasonable access to Hess France’s books and records for purposes of reviewing Hess France’s calculation of the Adjusted True Up Payment. As soon as reasonably practicable, but not later than the 30th day following receipt of Hess France’s statement hereunder, ZEF shall deliver to Hess France a written report containing any changes that ZEF proposes be made to such statement. Hess France and ZEF shall undertake to agree on the final statement of the Adjusted True-up Payment no later than 180 days after the Closing Date. In the event that Hess France and ZEF cannot reach agreement within such period of time, any Party may refer the remaining matters the adjustments on which Hess France and ZEF did not reach agreement to the Paris office of Deloitte LLP (unless otherwise agreed by Hess France and ZEF) for review and final determination and Hess France and ZEF shall execute such engagement, indemnity and other agreements as such accounting firm may reasonably require in connection with or as a condition to such engagement. The accounting firm’s determination shall be made within 30 days after submission of outstanding adjustments by Hess France or ZEF and shall be final and binding on both Hess France and ZEF. In determining the proper amount of any adjustment to the True-up Payment, the accounting firm shall not increase the True-up Payment more than the largest increase proposed by a Party nor decrease the True-up Payment more than the largest decrease proposed by a Party. The accounting firm shall act as an expert within the meaning of article 1592 of the

French Civil Code for the limited purpose of determining the adjustments submitted by Hess France or ZEF and may not award damages or penalties to Hess France or ZEF with respect to any matter. Hess France and ZEF shall each bear its own legal and accounting fees and other costs of presenting its case. Hess France shall bear one-half and ZEF shall bear one-half of the costs and expenses of the accounting firm conducting the assessment of such adjustments on which Hess France and ZEF did not agree. Within ten days after the earlier of (i) the expiration of ZEF’s 30-day review period without delivery of any written report containing proposed changes to Hess France’s proposed statement or (ii) the date on which the Hess France and ZEF finally determine the Adjusted True-up Payment or the accounting firm finally determines the adjustments on which Hess France and ZEF did not agree, as applicable, then (A) if the final Adjusted True-up Payment is a negative number and the absolute value of such number exceeds the amount paid by ZEF to Hess France (if any) pursuant to Section 9.3(b)(i), then ZEF shall pay to Hess France the excess amount, (B) if the final Adjusted True-up Payment is a negative number and Hess France paid an amount to ZEF pursuant to Section 9.2(b)(i), then ZEF shall pay the sum of such amounts to Hess France, (C) if the final Adjusted True-up Payment is a negative number and the absolute value of such number does not exceed the amount paid by ZEF to Hess France (if any) pursuant to Section 9.3(b)(i), then Hess France shall pay to ZEF the difference between such amounts, (D) if the final Adjusted True-up Payment is a positive number and such amount exceeds the amount paid by Hess France to ZEF (if any) pursuant to Section 9.2(b)(i), then Hess France shall pay the difference between such amounts to ZEF, (E) if the final Adjusted True-up Payment is a positive number and ZEF paid an amount to Hess France pursuant to Section 9.3(b)(i), then Hess France shall pay the sum of such amounts to ZEF, and (F) if the final adjusted True-up Payment is a positive number and such number does not exceed the amount paid by Hess France to ZEF (if any) pursuant to Section 9.2(b)(i), then ZEF shall pay to Hess France the difference between such amounts. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest from the Closing Date to the date of payment at the Prime Rate.

(c)                ZEF shall assist Hess France in the preparation of the final statement of the Adjusted True-up Payment under Section 9.4(b) by furnishing invoices and receipts in ZEF’s or any of its Affiliates’ possession, reasonable access to personnel, and such other assistance as may be reasonably requested by Hess France to facilitate such process post-Closing.

(d)                All payments made or to be made under this Agreement to Hess France shall be made by electronic transfer of immediately available funds to the accounts designated by Hess France. All payments made or to be made hereunder to ZEF shall be by electronic transfer or immediately available funds to a bank and account specified by ZEF in writing to Hess France.

ARTICLE 10
TERM AND TERMINATION

Section 10.1       Termination.  This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of the Parties or (b) by any Party if the Texas DOA is terminated or (c) by written notice from Hess France to ZEF or from ZEF to Hess France if Closing has not occurred by December 31, 2017.

Section 10.2       Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 1.2, 7.3, 10.1, 10.2, 13.1, 13.2(a), 13.3, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, 13.10, and 13.14 and such definitions in Appendix A as may be necessary to give context to any of such surviving Sections and Articles which provisions shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve a Party, subject to Section 13.11, from liability for any material breach of any representation or warranty hereunder or the failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing.

Section 10.3       Final Term of Obligations.  Without prejudice to any liability of the Parties for a breach of this Agreement and unless otherwise specified in Section 11.4, any and all obligations between the Parties under this Agreement which remain outstanding as of December 31, 2025 shall terminate as at such date, and the Parties shall have no further obligations to each other under this Agreement following such date.

ARTICLE 11
ASSUMPTION; INDEMNIFICATION

Section 11.1       Assumption by the Parties.  Without limiting the rights of Hess France (including Hess France’s rights to indemnity under Section 11.2) with respect to any breach of any representation, warranty or covenant of any ZaZa Party under this Agreement, upon Closing Hess France hereby assumes the Paris Basin Assumed Obligations, and Hess France agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of such obligations so assumed.

Section 11.2       Indemnification.

(a)                Effective as of the Closing, but without prejudice to any remedies that Hess France may have on account of a breach by any ZaZa Party of any representation, warranty or covenant contained herein, Hess France hereby indemnifies, defends and holds harmless each member of the ZaZa Group from and against all Damages incurred by, suffered by or asserted against any of such Persons to the extent:

(i)        caused by or arising out of or resulting from the Paris Basin Assumed Obligations or any breach by Hess France of the covenant set forth in Section 11.1, to the extent permissible under applicable Laws;

(ii)       caused by or arising out of or resulting from Hess France’s breach of any of its covenants or agreements contained in this Agreement (other than the covenants set forth in Section 11.1 or 11.2(a)(i)); or

(iii)      caused by or arising out of or resulting from any breach of any representation or warranty made by Hess France contained in this Agreement or in any of the officer’s certificates delivered by Hess France pursuant to Section 9.2.

(b)                       Effective as of the Closing, but without prejudice to any remedies that any ZaZa Party may have on account of a breach by Hess France of any representation, warranty or covenant contained herein, the ZaZa Parties hereby, jointly and severally, indemnify, defend and hold harmless each member of the Hess Group from and against all Damages incurred by, suffered by or asserted against any of such Persons to the extent:

(i)                                     caused by or arising out of or resulting from any ZaZa Party’s breach of any of its covenants or agreements contained in this Agreement; or

(ii)                                  caused by or arising out of or resulting from any breach of any representation or warranty made by a ZaZa Party contained in this Agreement or in any of the officer’s certificates delivered by the ZaZa Parties pursuant to Section 9.3.

(c)                        The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Hess Group and the ZaZa Group, as applicable; provided, however, that any claim for indemnity under this Section 11.2 by any such Person must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Hess Group and the ZaZa Group) other than Hess France or any ZaZa Party shall have any rights against any other Indemnified Person under the terms of this Section 11.2 except as may be exercised on its behalf by Hess France or a ZaZa Party, as applicable, pursuant to this Section 11.2(c). Each of Hess France and each ZaZa Party may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

Section 11.3 Indemnification Actions.  All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a)                             For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.

(b)                            To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent and only to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the

Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)                                  In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it elects to defend the Indemnified Person against such Third Person Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person elects to defend the Indemnified Person, it shall be deemed to have elected not to defend the Indemnified Person hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)                                 If the Indemnifying Person elects to defend the Indemnified Person, then it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may, at its own expense, participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)                                  If the Indemnifying Person does not elect to defend, or elects to defend but fails to diligently defend or settle, the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 30 days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement and assume responsibility for the further defense and resolution of such Third Person Claim. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its indemnification obligation in writing, the Indemnified Person shall be deemed to have waived any right to indemnity therefor, otherwise any such settlement by the Indemnified Person shall be at the sole cost and expense of the Indemnifying Person and subject to the provisions in Section 11.3(d) above.

(f)                                    In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed obligated to provide such indemnification hereunder.

Section 11.4 Survival; Exclusive Remedy.

(a)                                  The Parties’ respective representations and warranties in Article 5 and Article 6 hereunder shall terminate two years after the Closing Date; provided, however, that the representations and warranties in (i) Section 5.1, Section 5.2, Section 5.3, Section 5.16, Section 5.18. Section 6.1, Section 6.2, Section 6.3, Section 6.7 and Section 6.8 shall survive the Closing without limitation as to duration and (ii) Section 5.5, Section 5.7, and Section 6.5 shall survive the Closing until the date that is 90 days after the expiration of the applicable statute of limitations (as to each representation and warranty, its “Survival Period”).

(b)                                 The covenants contained herein to be performed (i) prior to the Closing shall survive the Closing until two years after the Closing Date and (ii) from and after the Closing (other than the covenants in Sections 11.1 and 11.2(a)(i), which covenants survive as set forth in Section 11.4(c) below) shall survive the Closing until the earlier of 90 days after the performance in full of such covenant in all respects and December 31, 2025 (with any covenant to be performed both prior to and from and after the Closing being deemed two separate covenants for all purposes of this Section 11.4(b), one covenant for the period up to the Closing and one covenant for the period from and after the Closing) (as to each such covenant, its “Covenant Survival Period”).

(c)                                  The covenants set forth in Section 11.1 and 11.2(a)(i) shall survive the Closing until the expiration of the statute of limitations applicable to the loss or damage in question, calculated from the date on which Hess France becomes Titleholder and ZEF is no longer Titleholder of all the Paris Basin Permits that have not then expired by their terms. The indemnities set forth in Sections 11.2(a)(ii), 11.2(a)(iii), 11.2(b)(i), and 11.2(b)(ii) shall survive the Closing with respect to each representation, warranty and covenant subject to indemnification thereunder until the date upon which the Survival Period or Covenant Survival Period applicable to such representation, warranty or covenant expires.

(d)                                 Hess France and ZEF shall have no liability hereunder or any obligation to indemnify the other Party in respect of any claim arising under this Article 11 (in each case) unless notice of such liability or claim is given by Hess France or ZEF, as the case may be;

(i)                                     in the case of any claim with respect to any breach of any representation or warranty contained herein, on or before the expiration of the Survival Period applicable to such representation or warranty; and

(ii)                                  in the case of any claim with respect to any breach of any covenant contained herein on or before the expiration of the Covenant Survival Period or survival period under Section 11.4(c) applicable to such covenant;

provided that there shall be no termination of any bond fide claim asserted pursuant to this Agreement with respect to the breach of any representation, warranty or covenant prior to the date of the expiration of the Survival Period, Covenant Survival Period or survival period under Section 11.4(c) that is applicable to such representation, warranty or covenant.

(e)                                  After Closing, absent fraud, the terms and provisions of this Article 11 shall be the sole and exclusive remedy of each of the Parties indemnified hereunder with respect claims arising from any breach of any of the representations and warranties of the Parties set forth in this Agreement. With respect to any claim arising from or relating to an alleged breach of a Party’s representations and warranties hereunder, a Claim Notice in accordance with Section 11.3 must be delivered by the Indemnified Person to the Indemnifying Person prior to the expiration of the applicable Survival Period or such claim shall be deemed waived. Subject to Section 11.4(d), each Party shall have all rights available at Law or in equity, including pursuant to Section 13.15, for any breach by another Party of any of its covenants hereunder.

Section 11.5 Post-Closing.  For the avoidance of doubt, following Closing Hess France will be entitled to 100% of the revenues and income (effective as of the Effective Time) with respect to the Paris Basin Assets (including the Paris Basin Permits), subject to, for the avoidance of doubt, any payment in connection with the Paris Basin ORRI Agreement (except as provided in Section 3.1(b)(ii) above), and will be responsible for 100% of the costs and obligations (effective as of the Effective Time) with respect to the Paris Basin Assets (including the Paris Basin Permits), in accordance with and subject to the terms hereof. In addition to being bound by Section 7.3, the ZaZa Parties agree to be bound by the provisions of Section 8 of the Amended and Restated Investment Agreement with respect to the Paris Basin Assets.

ARTICLE 12
TAX MATTERS

Section 12.1 Characterization of Certain Payments.  The Parties agree that any payments made pursuant to this Article 12, Article 11 or Section 9.4 shall be treated for all Tax Purposes as an adjustment to the True-up Payment unless otherwise required by Law.

Section 12.2 ZEF Tax Liability.  Where applicable, ZEF undertakes to comply, at its own expense, with all the Tax obligations imposed on it by reason of the transfer of the Paris Basin Assets, including its obligation to comply with Articles 89 and 201 of the Code. In particular, ZEF undertakes to fill in the declarations provided for in such Articles within five days of the date hereof and to provide documentary evidence thereof to Hess France (as well as documentary evidence relating to the payment of Taxes that may result therefrom). For the avoidance of doubt, it is specified that any Taxes, interest and penalty that may be claimed by a Tax authority from Hess France pursuant to the provisions of Article 1684-1 of the Code (“Succession Tax Liability”) shall be reimbursed by ZEF to Hess France no later than three days after Hess France has provided ZEF with documentary evidence of the payments it made in relation to a Succession Tax Liability.

ARTICLE 13
MISCELLANEOUS

Section 13.1 Notice.  All notices and other communications which are required or may be given pursuant to this Agreement must be given in writing, in English, and delivered personally, by courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Hess France:

Hess Oil France S.A.S

16-18 rue du Quatre-Septembre

75002 Paris, France

Attention: President

Telephone: +33 1 44 71 22 00

Fax: +33 1 49 24 97 30

With copies to:

c/o Hess Corporation

1501 McKinney Street

Houston, Texas 77010

Attention: J. Douglas Eisele, Director US Exploration & Production

Telephone: 713-496-7355

Fax: 713-496-8041

and to:

Hess Corporation

1185 Avenue of the Americas

New York, New York 10036

Attention: Timothy B. Goodell, General Counsel

Telephone: 212-536-8004

Fax: 212-536-8241

If to any ZaZa Party:

ZaZa Energy France S.A.S.

ZaZa France S.A.S.

ZaZa International Holding LLC

c/o ZaZa Energy Corporation

1301 McKinney Street, Suite 3000

Houston, Texas 77010

Attention: Scott Gaille, Chief Compliance Officer

Telephone: 713-595-1900

Fax: 713-595-1919

A Party may change its address for notice by notice to the other Party in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.2 Tax, Recording Fees, Similar Taxes & Fees.

(a)                                  Other Fees. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

(b)                                 VAT. Where any VAT is or become chargeable in respect of any amounts due under this Agreement, such amounts shall be increased by a sum equal to the VAT so chargeable at the standard rate. For this purpose, any Party receiving a payment under this Agreement shall deliver a valid invoice to the Party making such payment, showing the amount of VAT payable under the applicable Law. If the Tax authorities determine in writing that VAT is not due in respect of any payment made between the parties under this Agreement, then the Party having issued the relevant VAT invoice shall issue to the other Party a revised invoice and shall (i) use its best endeavors vis-à-vis the Tax authorities to obtain a refund of the VAT initially paid to the Tax authorities and (ii) reimburse such VAT to the other Party, provided that such VAT has been recovered from the Tax authorities.

Section 13.3 Governing Law; Arbitration.

(a)                                  Governing Law.        THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF FRANCE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                                 Arbitration.       Any Paris Basin Dispute shall be exclusively and definitively resolved through final and binding arbitration under the Rules of Arbitration of the ICC and the other provisions of Exhibit J, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible Paris Basin Disputes regardless of whether some or all of such disputes allegedly (i) are extra-contractual in nature, (ii) sound in contract, tort, or otherwise, (iii) are based on claims under federal or state statute, common law or otherwise, or (iv) are based on claims for damages or any other relief, whether at law in equity or otherwise.

Section 13.4 Waivers.  Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.5 Assignment.  No Party shall assign all or any part of this Agreement, nor shall a Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.6 Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. For the avoidance of doubt, the existing agreements between ZEF and Hess France shall remain in force until they are terminated in accordance with this Agreement or the documents delivered in connection herewith or otherwise amended in accordance with this Agreement (in which case such amendment shall remain in force until terminated in accordance with this Agreement or the documents delivered in connection herewith).

Section 13.7 Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 13.8 No Third Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Hess France or ZEF to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 11.2 to the Persons described therein.

Section 13.9 Construction.  The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.10 Limitation on Damages.  SUBJECT TO THE PROVISIONS OF THIS AGREEMENT, HESS FRANCE, ON THE ONE HAND, AND THE ZAZA PARTIES, ON THE OTHER HAND, SHALL INDEMNIFY THE OTHER PARTY(IES) FOR THE AMOUNT OF ALL DIRECT DAMAGES SUFFERED OR INCURRED BY THE OTHER PARTY(IES) PURSUANT TO ARTICLES 1150 AND 1151 OF THE FRENCH CIVIL CODE. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NONE OF HESS FRANCE, ON THE ONE HAND, OR THE ZAZA PARTIES, ON THE OTHER HAND, SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY(IES) ANY INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT THAT ANY SUCH PARTY(IES) SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES

(INCLUDING THE COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS SECTION AS TO RECOVERY HEREUNDER.

Section 13.11 Disclaimers.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OR ARTICLE 6, (I) NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) EACH PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY OTHER PARTY BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ANOTHER PARTY OR ANY OF ITS AFFILIATES).

(b)                                  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OR ARTICLE 6, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO ANY ASSETS, (II) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM ANY ASSETS, (III) ANY ESTIMATES OF THE VALUE OF ANY ASSETS OR FUTURE REVENUES TO BE GENERATED BY ANY ASSETS, (IV) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM ANY ASSETS, (V) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ANY ASSETS, (VI) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY PARTY OR THIRD PARTIES WITH RESPECT TO ANY ASSETS, (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO ANOTHER PARTY OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (VIII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EACH PARTY FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT HESS FRANCE SHALL BE DEEMED

TO BE OBTAINING THE PARIS BASIN ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT HESS FRANCE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS HESS FRANCE DEEMS APPROPRIATE.

(c)                                  EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN ARTICLE 5 OR ARTICLE 6, NO PARTY HAS AND NO PARTY WILL MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PARIS BASIN ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND HESS FRANCE SHALL BE DEEMED TO BE TAKING THE PARIS BASIN ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND HESS FRANCE HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS HESS FRANCE DEEMS APPROPRIATE.

(d)                                  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN CAPITALIZED BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

(e)                                  HESS FRANCE ACKNOWLEDGES THAT THE PARIS BASIN ASSETS HAVE BEEN AND ARE INVOLVED IN THE PRODUCTION OF HYDROCARBONS AND AS SUCH MAY HAVE “NATURALLY OCCURRING RADIOACTIVE MATERIAL” AND OTHER HAZARDOUS MATERIALS PRESENT AT OR RELATED TO SUCH PARIS BASIN ASSETS AND HESS FRANCE IS ACCEPTING THE PARIS BASIN ASSETS SUBJECT TO THE POTENTIAL PRESENCE OF SUCH MATERIALS AND ALL RELATED ENVIRONMENTAL MATTERS.

Section 13.12 Time of Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Parties to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.13 Delivery of Records.  ZEF shall deliver to Hess France the Records that constitute a part of the Paris Basin Assets 30 days following Closing. Subject to the limitations set forth in the Investment Agreement and Section 7.3, ZEF shall be entitled to retain copies of any of such Records delivered pursuant hereto; provided that, for the avoidance of doubt, for a period of one year from the date of this Agreement, no ZaZa Party shall use any non-public geological, geophysical, geochemical or other similar non-public data and information obtained in respect of any Permit prior to the Closing Date for any purpose whatsoever, including in particular in connection with any bid for or proposed acquisition of interests in any permit adjacent to a Permit; provided further that, however, the foregoing provision shall not prohibit any ZaZa Party from (i) disclosing such data or information to any bona fide purchaser of ZEF or its assets and (ii) using such non-public data for the purpose of any work under the Chateaurenard, St. Firmin Des Bois and Charmottes permits.

Section 13.14 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.15 Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine. To the fullest extent available under applicable Law, the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy or of posting any bond, in addition to any other remedy available at law or in equity. To the fullest extent possible, the Parties expressly waive the provisions of article 1142 of the French Civil Code.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

HESS OIL FRANCE

By:	Lee Beardslee Tacon Jr.
	Lee Beardslee Tacon Jr., Duly Authorized	TKG

ZAZA ENERGY FRANCE

By:	Scott Gaille
Scott Gaille, Duly Authorized

ZAZA FRANCE S.A.S.

By:	Scott Gaille
Scott Gaille, Duly Authorized

ZAZA INTERNATIONAL HOLDING LLC

By:	Scott Gaille
Scott Gaille, Duly Authorized

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE

AGREEMENT

DEFINITIONS

“Abandonment Approval” has the meaning set forth in Section 7.9.

“Adjusted True-up Payment” has the meaning set forth in Section 3.1.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Amended and Restated Investment Agreement” means the Amended and Restated Investment Agreement in the form of Exhibit G.

“Appraisal” has the meaning set forth in Section 5.8(e).

“Assignment Agreements” means the agreements listed in Exhibit L, subject to such amendments as any Third Parties which are parties thereto may require and to which ZEF and Hess France agree, such agreement not to be unreasonably withheld.

“Business Day” means each calendar day except (a) Saturdays, Sundays, and Federal holidays in the United States and (b) any bank holiday in France.

“Casualty Loss” has the meaning set forth in Section 4.1.

“Central Time” means the central standard time zone of the United States of America.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1(b).

“Closing Date” has the meaning set forth in Section 9.1(b).

“CNCC” means Compagnie Nationale des Commissaires aux Comptes.

“Code” means the French Tax Code (Code general des impôts).

“Confidentiality Restrictions” has the meaning set forth in Section 7.3(b).

“Contracts” means any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and development agreements, crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; operating agreements;

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area of mutual interest agreements (including any similar agreements); balancing agreements; unitization agreements; processing agreements; facilities or equipment leases; and other similar Contracts, but excluding, however, any Permit or other instrument creating or evidencing an interest in real or immovable property.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Covenant Survival Period” has the meaning set forth in Section 11.4(b).

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury, illness or death, property damage or loss, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity.

“Delegation of Authority” means the Delegation of Authority in the form of Exhibit H.

“Easements” means all surface fee interests, easements, licenses, servitudes (servitudes), rights-of-way, surface leases and other rights to use the surface.

“Effective Time” means June 1, 2012 as of 12:00 am in the jurisdiction where the applicable property being transferred is located.

“Environmental Laws” means all Laws of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets. The term “Environmental Laws” shall include all amendments of the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation and disposal and decontamination of wastes and contaminated media), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the property in question or (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, illness or death, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the property in question.

“Escrow Agent” means JPMorgan Chase Bank, NA.

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“Escrow Agreement” means the Escrow Agreement in the form mutually agreeable to the Parties and the Escrow Agent.

“Esternay Prospective Permit Area” means those area and coordinates set forth on Exhibit M.

“Excluded Records” means (a) all corporate, financial, income and franchise Tax and legal records of ZEF that relate to such Party’s business generally, (b) any records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement or applicable Law (in each case) without payment of fees or other material penalties, (c) all legal records and legal files of ZEF and all other work product of and attorney-client communications with any of ZEF’s legal counsel (other than copies of (i) title opinions, (ii) Contracts and Permits (including the Paris Basin Permits) and (iii) records and files with respect to any previous litigation matters relating to such assets or litigation or claims for which Hess France is assuming), and (d) personnel records.

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“Existing Paris Basin Permits” has the meaning set forth in Section 7.2(a).

“Funding Agreement” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles applicable in France consistent with French Laws and regulations and the regulations and guidance of the CNCC.

“Government Notification” means the form of application for French Governmental Approval in respect of each Paris Basin Asset substantially in the form of Exhibit B-2.

“Governmental Approval” means, in accordance with Article 43 of Decree no 2006-648 dated 2 June 2006:

(a)           the written consent of the relevant Governmental Authority to the transfer of a contractual working interest in each of the Paris Basin Permits;

(b)           the expiry of two months from the date on which the Government Notification was received by the relevant Government Authority, provided that during such two-month period, the relevant Governmental Authority has neither raised any objection nor requested a further extension of two months to consider the request; or

(c)           where the relevant Governmental Authority has requested an extension of two months, the expiry of a period of four months from the date on which the Government Notification was received by the relevant Government Authority, provided that the relevant Governmental Authority has not raised any objection to the request.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority or independent administrative authority (autorité administrative indépendante) of France any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or

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any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hess France” has the meaning set forth in the Preamble of this Agreement.

“Hess Parent” means Hess Corporation, a Delaware corporation.

“Hess Group” means Hess France and each of Hess France’s current and former Affiliates, and all of such Persons’ respective officers, directors, employees, agents, advisors and other Representatives.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“ICC” means the International Chamber of Commerce.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any applicable Well and allocated to ZEF and the shares of production from such Well to which such Party was entitled, or at the pipeline flange (or inlet flange at a processing plant) between the amount of Hydrocarbons nominated by or allocated to such Party and the Hydrocarbons actually delivered on behalf of such Party at that point.

“Indemnified Person” has the meaning set forth in Section 11.3(a).

“Indemnifying Person” has the meaning set forth in Section 11.3(a).

“Investment Agreement” has the meaning set forth in the Recitals of this Agreement.

“Knowledge” of a specified Person means all information actually known to (a) in the case of a Person who is an individual, such Person, or (b) in the case of a Person which is a corporation or other entity, an officer of such Person or a manager of such Person who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person.

“Laws” means all statutes, rules, regulations, ordinances, orders, codes, rulings, writ, injunction decree (décret), arrêté or other official act of or by any Governmental Authority.

“LIBOR” means the offered rate per annum for deposits of U.S. Dollars for a period of one month that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) and shall be determined as of the first day of the loan (or the next succeeding Business Day if such first day is not a Business Day) and shall thereafter be redetermined as of the first Business Day of each succeeding month.

“Outstanding Accounts Payable” has the meaning set forth in Section 7.8(a).

“Paris Basin Assets” means all of ZEF’s right, title and interest in and to the following:

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(a)           the Paris Basin Permits;

(b)           all Wells located upon the Paris Basin Permits (the “Paris Basin Wells”);

(c)           all Pipelines located upon the Paris Basin Permits and/or Paris Basin Easements or used or held for use in connection therewith (the “Paris Basin Pipelines”);

(d)           all Easements located upon the Paris Basin Permits or used or held for use exclusively in connection therewith (collectively, the “Paris Basin Easements,” and together with the Paris Basin Permits and Paris Basin Wells, the “Paris Basin Properties”);

(e)           all Personal Property located upon the Paris Basin Properties or used or held for use exclusively in connection therewith (the “Paris Basin Personal Property”);

(f)            all Contracts (i) to the extent applicable to the Paris Basin Properties or other Paris Basin Assets or to the production of Hydrocarbons therefrom and (ii) by which Hess France will be bound or the Paris Basin Properties will be subject on or after the Effective Time, including the Contracts described in Exhibit A-2 (collectively, the “Paris Basin Contracts”);

(g)           all Hydrocarbons produced from or attributable to the Paris Basin Permits or the Paris Basin Wells on and after the Effective Time;

(h)           to the extent owned or licensed by ZEF and to the extent it can be transferred without payment of license or transfer fees, or to the extent Hess France agrees to pay a third party for applicable transfer or license fees, all geophysical and other seismic and related technical data and information relating to the Paris Basin Properties;

(i)            all claims and causes of action held by ZEF or its Affiliates with respect to the existence, ownership or operation of the Paris Basin Assets; and

(j)            all Records relating exclusively to the Paris Basin Properties and/or other Paris Basin Assets (the “Paris Basin Records”).

The term “Paris Basin Assets” shall not include any of the following: (i) all rights and interests of ZEF or its Affiliates (x) under any policy or agreement of insurance held by ZEF or its Affiliates, and (y) under any bond held by ZEF or its Affiliates, (ii) any Taxes, Tax refunds or Tax carry-forward amounts attributable to such assets prior to the Effective Time, (iii) vehicles, and (iv) all of ZEF’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks and logos.

“Paris Basin Assumed Obligations” means all obligations and liabilities (including Environmental Liabilities), known or unknown, with respect to or arising from, the Paris Basin Combined Assets whether prior to, on or after the Effective Time, including obligations and liabilities arising prior to, on or after the Effective Time relating in any manner to the condition, use, ownership or operation of the Paris Basin Combined Assets and further including obligations arising prior to, on or after the Effective Time to (a) furnish makeup gas or settle Imbalances attributable to the Paris Basin Combined Assets according to the terms of applicable

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gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Paris Basin Combined Assets, (c) pay the proportionate share attributable to the Paris Basin Combined Assets to properly plug and abandon any and all of the Paris Basin Wells, including those of such Wells that are temporarily abandoned, (d) pay the proportionate share attributable to the Paris Basin Combined Assets to dismantle or decommission and remove any of the Paris Basin Properties and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Paris Basin Combined Assets, (e) pay the proportionate share attributable to the Paris Basin Combined Assets to abandon, clean up, restore or remediate the premises covered by or related to the Paris Basin Combined Assets in accordance with applicable agreements and Laws, and (f) pay the proportionate share attributable to the Paris Basin Combined Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Paris Basin Permits and the Paris Basin Contracts, or as required by any Law; but excluding, in all such instances (i) matters for which the ZaZa Parties are obligated to indemnify the Hess Group pursuant to Section 11.2(b)(i) or Section 11.2(b)(ii) and (ii) all Taxes for which the ZaZa Parties are responsible hereunder.

“Paris Basin Combined Assets” means the Transfer Working Interests (as defined in the Investment Agreement) and the Paris Basin Assets.

“Paris Basin Contracts” has the meaning set forth in subsection (f) of the definition of Paris Basin Assets.

“Paris Basin Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, any other contract or instrument entered into in connection herewith (“Transaction Documents”) or the transactions undertaken in connection with this Agreement or any or all of the Transaction Documents, including any dispute concerning the existence, validity, interpretation, performance, breach, or termination of any or all of this Agreement and the Transaction Documents.

“Paris Basin Easements” has the meaning set forth in subsection (d) of the definition of Paris Basin Assets.

“Paris Basin Existing Agreements” has the meaning set forth in the Recitals of this Agreement.

“Paris Basin ORRI” has the meaning set forth in the Paris Basin ORRI Agreement.

“Paris Basin ORRI Agreement” means the Paris Basin ORRI Agreement in the form of Exhibit C.

“Paris Basin Permits” means those permits and pending permits and all existing applications and topfiles for new permits filed by either Hess France or ZEF (or both) or any of their respective Affiliates, in each case as such permits, applications and topfiles are described in Exhibit A-1, together with all rights derived therefrom, including any concessions granted in

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respect of any of the foregoing but excluding, for the avoidance of doubt, Chateaurenard, St. Firmin Des Bois and Chamiottes permits held by ZEF.

“Paris Basin Personal Property” has the meaning set forth in subsection (e) of the definition of Paris Basin Assets.

“Paris Basin Properties” has the meaning set forth in subsection (d) of the definition of Paris Basin Assets.

“Paris Basin Records” has the meaning set forth in subsection (j) of the definition of Paris Basin Assets.

“Paris Basin Transfer Documents” means the transfer documents in respect of each Paris Basin Asset, substantially in the form attached hereto as Exhibit B-1, subject to such amendments as any Third Parties which are parties thereto may require and to which ZEF and Hess France agree, such agreement not to be unreasonably withheld.

“Paris Basin Wells” has the meaning set forth in subsection (b) of the definition of Paris Basin Assets.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Pending Paris Basin Permits” has the meaning set forth in Section 7.2(c).

“Permits” means any permits, approvals or authorizations by, or filings with, Govermnental Authorities with respect to the Paris Basin Assets.

“Permitted Encumbrances” means any and all of the following:

(a)           the terms and conditions of the Paris Basin Permits;

(b)           all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other similar Contracts applicable to the property in question disclosed in writing to Hess France;

(c)           required Third Party consents to assignments and similar transfer restrictions disclosed in writing to Hess France;

(d)           all rights to consent by, required notices to, filings with, or other actions by Govermnental Authorities in connection with the sale or conveyance of the property in question if they are not required or customarily obtained in the region where such property is located prior to the sale or conveyance;

(e)           excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the property in question;

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(f)            easements, rights-of-way, covenants, servitudes (servitudes), permits, surface leases and other rights in respect of surface operations which do not prevent or adversely affect operations as currently conducted on the property in question;

(g)           all rights reserved to or vested in any Governmental Authorities to control or regulate the property in question in any manner or to assess Tax with respect to such property, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority; and

(h)           the Contracts listed in Exhibit A-2.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

“Personal Property” means all equipment, machinery, tools, fixtures and other tangible personal property and improvements.

“Pre-Closing Date” shall mean the date of the closing and consummation of the transactions under the Texas DOA.

“Pre-Closing Documents” means counterparts of (a) the Paris Basin Transfer Documents, (b) the Delegation of Authority, (c) a certificate in the form of Exhibit D-1 duly executed by an authorized officer of each of Hess France, dated as of Pre-Closing Date, certifying on behalf of Hess France that the conditions set forth in Section 8.2(a) and clause (ii) of the last paragraph in Section 8.1 have been fulfilled, (d) a certificate in the form of Exhibit D-2 duly executed by an authorized officer of ZEF, dated as of Pre-Closing Date, certifying on behalf of ZEF that the conditions set forth in Section 8.1(a) and clause (ii) of the last paragraph of Section 8.2 have been fulfilled, (e) the SEP Assignment Agreements; (f) the Assignment Agreements; (g) the Escrow Agreement; (h) the Amended and Restated Investment Agreement; (i) the Termination and Mutual Release; and (j) if granted as of the Pre-Closing Date, a copy of the Governmental Approval.

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Property Costs” means (a) all operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; ad valorem, property, severance, production and similar Taxes attributable to the ownership or operation of the Paris Basin Assets or the production of Hydrocarbons therefrom; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Paris Basin Properties) and capital expenditures (including costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of the Paris Basin Assets, and (b) overhead costs charged to the Paris Basin Assets under the applicable operating agreement (société en participation); but excluding liabilities, losses, costs, and expenses attributable to:

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(i)            except to the extent charged to a ZaZa Party under any applicable operating agreement (société en participation); (A) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; (B) property damage; (C) environmental damage or contamination; (D) other torts; (E) private rights of action given under any Law; or (F) violation of any Law;

(ii)           depletion, depreciation, amortization and other noncash accounting entries;

(iii)          any claims for indemnification, contribution or reimbursement from any Third Party with respect to liabilities, losses, costs and expenses of the type described in preceding subsections (i) and (ii), whether such claims are made pursuant to contract or otherwise; and

(iv)          any costs incurred by a Party in connection with any obligation of such Party to pay, reimburse or indemnify the other Parties hereunder.

“Public Announcement Restrictions” has the meaning set forth in Section 7.3(a).

“Purchase Price” has the meaning set forth in Section 2.1.

“Reasonable Efforts” mean commercially reasonable efforts, provided, however, that “Reasonable Efforts” shall not include the obligation to expend money (other than reasonable out-of-pocket costs) or to assume or guaranty any obligation to obtain any such waiver, consent or approval.

“Records” means with respect to the Paris Basin Assets, originals of any files, records, maps, information, and data, whether written or electronically stored, relating solely to such assets, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records; and (v) production, facility and well records and data; provided that the “Records” shall not include any Excluded Records.

“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; and (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated February 21, 2012, as amended, among ZaZa Parent and the holders of the securities delivered pursuant thereto.

“SEP Assignment Agreements” means the form of SEP Assignment Agreement in respect of Champrose and Mairy Permits substantially in the form of Exhibit I, subject to such amendments as any Third Parties which are parties thereto may require and to which ZEF and Hess France agree, such agreement not to be unreasonably withheld.

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“Solvent” means with respect to each ZaZa Party, as determined after giving effect to the Investment Agreement and the consummation of the transactions under the Texas DOA, (a) the fair value of the property of such Person is greater than the total amount of its liabilities, including contingent liabilities, (b) such Person reasonably believes the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its current debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature, and (d) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. For purposes of this definition, the amount of contingent liabilities is computed as the amount that, in the light of all the facts and circumstances existing on the dates that the representations set forth in Section 5.18 are made, represents the amount that can reasonably be expected to become an actual or matured liability.

“Succession Tax Liability” has the meaning given in Section 12.2.

“Survival Period” has the meaning given in Section 11.4(a).

“Target Date” has the meaning given in Section 2 of Exhibit K.

“Tax” or “Taxes” means (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Termination and Mutual Release” means the Termination and Mutual Release in substantially the form of Exhibit F.

“Texas Dispute” has the meaning given such term in the Texas DOA.

“Texas DOA” means that certain Texas Division of Assets Agreement by and among Hess Parent, ZaZa Parent and ZaZa Energy, dated as of even date herewith.

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“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 11.3(b).

“Titleholder” means a holder of the legal title in a Paris Basin Permit granted under the French code minier and Decree no 2006-648.

“True-up Payment” means an amount equal to $0, subject to adjustment as provided in Section 3.1.

“VAT” means value added tax.

“Well” means each oil, gas, water, carbon dioxide or injection well located upon the Paris Basin Permits, whether producing, shut-in or temporarily abandoned.

“ZaZa “ has the meaning set forth in the Preamble of this Agreement.

“ZaZa Energy” means ZaZa Energy, LLC, a Texas limited liability company.

“ZaZa France” has the meaning set forth in the Preamble of this Agreement.

“ZaZa Group” means ZEF, ZaZa France and ZaZa and each of such Parties’ current and former Affiliates, and all of such Persons’ respective officers, directors, employees, agents, advisors and other Representatives.

“ZaZa Lenders” means the purchasers under the Securities Purchase Agreement.

“ZaZa Parent” means ZaZa Corporation, a Delaware corporation.

“ZaZa Party” means ZEF, ZaZa France or ZaZa, as the context requires, and “ZaZa Parties” means all of them.

“ZEF” has the meaning set forth in the Preamble of this Agreement.

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